Exhibit 10(z)

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”) is entered into as of the 27th day of March, 2008, by and between Acxiom Corporation and its subsidiaries and affiliates (“Acxiom”), a Delaware corporation with its principal place of business at 601 East Third Street, Little Rock, Arkansas 72201, and L. Lee Hodges (“Consultant”).

1.         Term. The term (“Term”) of this Agreement shall commence on July 1, 2008 (the “Effective Date”) and shall end on June 30, 2010.

2.         Scope of Services. Consultant shall provide consulting services to assist Acxiom as needed during the Term of the Agreement. All requests for Consultant’s services shall be made in writing and delivered to Consultant by Acxiom’s Organizational Development Leader. In the event Consultant receives a request from any other person within Acxiom, Consultant shall promptly notify the Organizational Development Leader in writing of such request, and shall not proceed with any work with regard to such request until it has been approved in writing by the Organizational Development Leader. The parties agree to use their best efforts to accommodate each other’s schedules, but in the event Acxiom requests Consultant’s services during a time period that conflicts with Consultant’s existing schedule, Consultant shall not be required to perform services during such time period.

3.         Payment. Acxiom shall pay Consultant at the rate of $150.00 per hour for any authorized work performed by Consultant under this Agreement. Consultant shall invoice Acxiom on a monthly basis. Applicable taxes, if any, shall be included by Consultant to the charges payable by Acxiom. Each invoice shall be due and payable within thirty (30) days of Acxiom’s receipt of invoice.

4.         Equipment. Consultant will provide his/her own work space and equipment. However, in the event any equipment (“Equipment”) is provided to Consultant by Acxiom in connection with the performance of any work hereunder, such Equipment shall at all times remain the property of Acxiom and shall be immediately returned by Consultant to Acxiom upon request, or upon the expiration or termination of the Agreement.

5.         Inventions / Property Rights. (a) Any inventions, improvements, concepts, or ideas made or conceived by Consultant in connection with and during the performance of any services hereunder and related to the business of Acxiom, including but not limited to any writings, reports, compilations, software programs or code, shall be considered the sole and exclusive property of Acxiom. Acxiom shall require and Consultant shall ensure that written notebook records of Consultant’s work are kept and properly witnessed for use as invention records, and Consultant shall submit such records to Acxiom when requested or at the termination of Consultant’s services, or this Agreement. Consultant shall not reproduce any portion of such notebook records without the prior written consent of Acxiom. Consultant shall promptly and fully report all such inventions to Acxiom.

(b) Any work performed by Consultant under this Agreement shall be considered a “Work Made for Hire” as that phrase is defined by the U.S. copyright laws and shall be owned by and for the express benefit of Acxiom. In the event it should be established that such work does not qualify as a Work Made for Hire, Consultant hereby assigns to Acxiom all of Consultant’s rights, title, and interest in such work product including, but not limited to, all copyrights, patents, trademarks, and other proprietary rights.

(c) Both during the Term of this Agreement and thereafter, Consultant shall fully cooperate with Acxiom in the protection and enforcement of any intellectual property rights that may derive as a result of the services performed by Consultant under the terms of this Agreement. This shall include executing, acknowledging, and delivering to Acxiom all documents or papers that may be necessary to enable Acxiom to publish or protect said inventions, improvements and ideas.

6.         Confidentiality. (a) Consultant shall treat as confidential any information disclosed by Acxiom, including but not limited to all Acxiom’s financial information, employee information, mailing lists, proprietary data, product designs, capabilities, specifications, program code, software systems and processes, information regarding existing and future technical, business and marketing plans and product strategies, and the identity of actual and potential customers and suppliers (hereinafter referred to as “Confidential Information”). Confidential Information may be written, oral, recorded, or contained on tape or on other electronic or mechanical media.

(b) “Confidential Information” shall not include information which (i) is in or has entered the public domain through no breach of this Agreement or other wrongful act of Consultant; (ii) has been rightfully received from a third party without breach of this Agreement; (iii) has been approved for release by written authorization of Acxiom; or (iv) is required to be disclosed pursuant to the final binding order of a governmental agency or court of competent jurisdiction, provided that Acxiom has been given reasonable notice of the pendency of such an order and the opportunity to contest it.

(c) Consultant will be deemed to be in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to it by Acxiom, and Consultant shall hold the Confidential Information in strict confidence and not to disclose such Confidential Information to any third party or to use it for any purpose other than as specifically authorized by Acxiom.

(d) No copies of the Confidential Information shall be made by Consultant except as may be necessary to perform services relating to the Confidential Information as requested by Acxiom.

(e) Acxiom shall be deemed to be the owner of all Confidential Information disclosed by it hereunder, including all patent, copyright, mask work, trademark, service mark, trade secret and any and all other proprietary rights and interests therein, and both parties agree that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, in or to any Confidential Information disclosed pursuant to this Agreement or to any such intellectual property rights therein.

(f) Consultant acknowledges that the unauthorized disclosure, use or disposition of such Confidential Information could cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, Acxiom shall have the right to an immediate injunction in the event of any breach of this Agreement involving confidentiality, in addition to any other remedies that may be available to Acxiom at law or in equity.

(g) Consultant shall indemnify and hold Acxiom harmless against any and all liability, actions, claims, demands, liens, losses, damages, judgments and expenses, including reasonable attorneys’ fees that may arise from the unauthorized disclosure or use of Confidential Information.

(h) Upon the written request of Acxiom, Consultant shall, at Acxiom’s option, either destroy or return to Acxiom all tapes, diskettes or other media upon which the Acxiom Confidential Information is stored, and all copies thereof, if any. If requested by Acxiom to destroy any Acxiom Confidential Information, Consultant shall certify in a writing to be delivered to Acxiom within five (5) business days following such destruction that such destruction had been completed.

7.         Termination. Upon termination of this Agreement, the provisions of this Agreement which by their nature have continuing effect shall survive in effect and continue in effect and shall inure to the benefit of and be binding upon the parties, their legal representatives, successors, heirs and assigns.

8.         Indemnification. Consultant hereby releases and agrees to indemnify and hold harmless Acxiom, its officers, agents and employees from any and all liabilities, damages, losses, expenses, demands, claims, suits or judgments, including reasonable attorneys’ fees, costs and expenses relating to third party claims resulting from any claim that Consultant is not an independent contractor, Consultant’s performance of any services hereunder or any breach thereof, or for the loss of, damage to, or destruction of, any property in any manner arising out of the negligent or intentional acts or omissions of Consultant. If any claim by a third party based upon alleged infringement of a patent, copyright or trade secret is asserted against Acxiom by virtue of the use of the software or other programming documentation developed hereunder, Consultant will indemnify and hold Acxiom harmless against damages, reasonable attorneys’ fees and costs associated with the investigation, preparation, defense and/or settlement of such claim.

9.         Independent Contractor. Consultant shall at all times during the Term of this Agreement be an independent contractor. This Agreement does not create an employer-employee relationship, partnership, joint venture, agency or other such relationship between Acxiom and Consultant.

10.      Authority. Consultant shall not have any right, power, or authority to create any obligation, express or implied, or make any representations on behalf of Acxiom except as Consultant may be expressly authorized by Acxiom in advance in a writing signed by Acxiom and then only to the extent of such authorization.

11.       Equal Opportunity Employment. Acxiom is an equal opportunity employer and does not discriminate in employment of persons or the awarding of subcontracts because of a person’s race, sex, age, religion, national origin, veteran, disability or any other protected status. Consultant is aware of and fully informed of its responsibilities and agrees to comply to the extent applicable with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, The Vietnam Era Veterans' Readjustment Assistance Act of 1974 and their implementing regulations including but not limited to the equal opportunity clauses contained in 41 C.F.R. § 60-1.4(a), 41 C.F.R. § 60-741.5(a) and 41 C.F.R. § 60-250A. All such provisions are incorporated herein by this reference.

12.       Assignment. This Agreement may not be assigned by Consultant without the prior written consent of Acxiom.

13.       Governing Law. This Agreement shall be governed by the laws of the State of Arkansas, without regard to conflicts of law principles and the parties agree to submit to the jurisdiction of the courts of the State of Arkansas.

14.       No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement.

15.       Partial Invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

16.       Headings. The headings used in this Agreement are for reference purposes only and shall not be deemed a substantive part of this Agreement.

17.       Good Faith. The parties agree that in regards to all of their respective dealings under this Agreement, they shall act fairly and in good faith.

18.       Entire Agreement. This Agreement expresses the complete and final understanding of the parties related to the services which may be rendered by Consultant to Acxiom, and the Agreement may not be changed in any way except in a writing signed by both parties. The Agreement may be executed in one or more counterparts all of which shall collectively comprise the final executed and binding Agreement.

19.       Notices. Notice required or permitted to be given pursuant to the terms of this Agreement shall be deemed received five (5) days after deposit into the United States mail, postage prepaid, certified return receipt requested and addressed as provided below, or upon receipt if delivered by any other method:

To Acxiom:	Acxiom Corporation
601 E. Third Street

Little Rock, AR 72201

Attn: Organizational Development Leader

With a copy to:	Acxiom Corporation
601 East Third Street
Little Rock, AR 72201
Attn: Corporate Secretary

To Consultant:	L. Lee Hodges
46 Chenal Circle
Little Rock, AR 72223

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date set forth above.

ACXIOM CORPORATION

By:	/s/ Cindy K. Childers
Cindy K. Childers
Organizational Development Leader

CONSULTANT

/s/ L. Lee Hodges
L. Lee Hodges

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